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                                                                     EXHIBIT 4.2

                                 [FORM OF NOTE]



$__________________                                           ________ __, ____
                                                             New York, New York

         FOR VALUE RECEIVED, the undersigned, CLAIRE'S STORES, INC., a Delaware corporation (the "BORROWER"), hereby unconditionally promises to pay to the order of ______________ (the "LENDER") at the office of Fleet National Bank, located at One Federal Street, Boston, MA 02110, in lawful money of the United States of America and in immediately available funds, the principal amount of ______________ DOLLARS ($___________), or, if less, the unpaid principal amount of each Loan made by the Lender pursuant to Section 2.1 or 2.4(a), whichever is applicable, of the Credit Agreement, as hereinafter defined. The Loans shall be repaid in accordance with Section 2.3 or 2.4(b), whichever is applicable, of such Credit Agreement.

         The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.12 of such Credit Agreement.

         This Note is (a) one of the Notes referenced in the Credit Agreement, dated as of December 1, 1999 (as amended, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT"), among the Borrower, the lenders parties thereto (the "LENDERS"), the Syndication Agent, the Documentation Agent and Fleet National Bank, as Administrative Agent, (b) subject to the provisions of the Credit Agreement and (c) subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the nature and extent of the guarantees, the terms and conditions upon which each guarantee was granted and the rights of the holder of this Note in respect thereof.

         The Lender is authorized to record the date and maturity date of each Loan, the interest rate applicable thereto and each payment or prepayment of principal with respect thereto on a schedule annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or in its internal records; PROVIDED, HOWEVER, that any failure of the Lender so to record or any error in any such record shall not impair the obligations of the Borrower hereunder.

         Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

         All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.



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         Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

         THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                                           CLAIRE'S STORES, INC.

                                           By: ________________________________
                                                Name: Ira D. Kaplan
                                                Title: Vice-President




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